EXHIBIT 99.1

ATMI Reports First Quarter 2010 Financial Results

  1Q revenues of $85.3 million; earnings per diluted share of $0.27

DANBURY, Conn., April 21, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported revenues of $85.3 million for the first quarter of 2010, which represents significant growth compared to $37.4 million in the first quarter of 2009. Revenue growth across all product lines was driven by higher consumer electronics demand, resulting in increased wafer starts and fab utilization during the first quarter versus the reduced demand associated with the global economic downturn in 2009. Net income was $8.7 million, compared to a net loss of $18.4 million a year ago that included unusual non-cash pretax charges of $11.2 million. Earnings per diluted share was $0.27, including $0.02 of one-time benefit associated with an investment gain and a tax adjustment, compared with a loss per diluted share of $0.59 in the first quarter of 2009 that included $0.23 from unusual charges.

"Customer and end-use device demand was stronger than expected this quarter," said Doug Neugold, ATMI Chief Executive Officer and President. "There are encouraging signs that support a sustained rebound in the semiconductor industry, and we have confidence that our lower cost infrastructure established during the downturn provides more efficient capacity to handle the increased demand. We are enthusiastic about the near term prospects for our traditional products as well as those for the many products we are developing for leading edge processes."

"We believe our revenues during the quarter grew at a rate greater than the overall market, due to strength in our life sciences products and evidence of some localized SDS® inventory stocking," said Tim Carlson, Chief Financial Officer. "Volume, favorable product mix and continued cost control resulted in an increase in gross margin to 48.9%. We generated $19.5 million in cash from operations. Our business model and strong balance sheet provide us financial and strategic flexibility to take advantage of opportunities in the marketplace. As previously announced, increased research and development investment related to our high productivity development platform will cause quarterly R&D spending to increase by approximately $3 million for the remaining quarters of 2010."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, April 21, 2010. A replay of the call will be available for 48 hours at 800.642.1687 (access code 52743121). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Revenues	$85,311	$37,362
Cost of revenues	43,622	30,431
Gross profit	41,689	6,931
Operating expenses:
Research and development	9,723	11,651
Selling, general, & administrative	19,972	22,240
Total operating expenses	29,695	33,891

Operating income (loss)	11,994	(26,960)

Other income (expense), net	240	(2,146)

Income (loss) before income taxes	12,234	(29,106)

Provision (benefit) for income taxes	3,568	(10,682)

Net income (loss)	$8,666	($18,424)

Diluted earnings (loss) per share	$0.27	($0.59)

Weighted average shares outstanding	32,024	31,376

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	March 31, 2010 (Unaudited)	December 31, 2009
Assets
Cash & marketable securities (1)	$106,686	$97,388
Accounts receivable, net	42,511	44,184
Inventories, net	56,102	53,761
Other current assets	40,878	38,254
Total current assets	246,177	233,587
Property, plant, and equipment, net	120,393	124,609
Marketable securities, non-current (1)	16,881	10,590
Other assets	87,996	90,790
Total assets	$471,447	$459,576

Liabilities and stockholders' equity
Accounts payable	$ 16,191	$ 14,788
Other current liabilities	17,525	14,895
Total current liabilities	33,716	29,683
Non-current liabilities	17,299	18,403
Stockholders' equity	420,432	411,490
Total liabilities & stockholders' equity	$471,447	$459,576

(1) Total cash and marketable securities equaled $123.6 million and $108.0 million at March 31, 2010 and December 31, 2009, respectively.

CONTACT:  ATMI, Inc.
          Dean Hamilton, Director, ATMI Investor Relations
           & Corporate Communications
          203.207.9349
          203.794.1100 x4202
          dhamilton@atmi.com